Exhibit 99.1

Contact:
Amedisys, Inc.
Investor Relations
855.259.2046
IR@amedisys.com

Amedisys Welcomes New Board Member

Ivanetta Davis Samuels Joins Board of Directors

BATON ROUGE, La., December 15, 2020 – Amedisys, Inc. (NASDAQ: AMED), a leading provider of home health, hospice and personal care, announced today that Ivanetta Davis Samuels is joining its Board of Directors, effective December 15, 2020.

“I am excited to welcome Ivanetta and her vast leadership experience to our Board of Directors,” stated Amedisys Chairman, CEO and President Paul Kusserow. “Her unique legal and public policy experience will provide our leadership team with a new and broader perspective as we continue our journey to becoming the solution for those who want to age in place.”

“I am honored to join the Amedisys Board of Directors,” said Ms. Samuels. “As a woman of color who understands the importance of diverse perspectives, I am especially thrilled to be a part of a leading healthcare organization with a board composed in its majority by women, that is intentionally providing equitable and inclusive quality care to all of its patients.”

Ms. Samuels currently serves as Senior Vice President, General Counsel and Corporate Secretary for Meharry Medical College, where she oversees all legal affairs and transactions, including litigation management, policy management, immigration services, compliance, risk management and environmental health and safety.

She earned her Bachelor of Arts degree from Northwestern University and her law degree from Vanderbilt University, and has practiced law for more than 25 years. Ms. Samuels is a member of the Tennessee Bar Association, Nashville Bar Association, Napier-Looby Bar Association, National Association of College and University Attorneys and Association of Corporate Counsel. She is also a Tennessee Bar Foundation Fellow, recognized for her achievements and commitment to the legal profession.

About Amedisys:

Amedisys, Inc. is a leading healthcare at home company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 2,600 hospitals and 67,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, Tenn., Amedisys is a publicly held company. With 21,000 employees in 516 care centers within 39 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 415,000 patients and clients in need every year. For more information about the Company, please visit: www.amedisys.com.

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